RED MOUNTAIN RESOURCES, INC. 8-K

Exhibit 99.1

Red Mountain Resources, Inc. Announces Cancellation of Public Offering of Preferred Stock

DALLAS, TX, September 9, 2014 – Red Mountain Resources, Inc. (OTCQB : RDMP.QB) (the “Company”) announced today that it has cancelled its proposed underwritten public offering of shares of its 10.0% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”). The proposed offering was conditioned on listing of the shares of Series A Preferred Stock on the NASDAQ Capital Market, which has not yet been approved by NASDAQ. The Company expected to use the net proceeds from the proposed offering to fund a portion of its fiscal 2015 development program. The Company is evaluating other sources of capital to fund its fiscal 2015 development program.

About Red Mountain Resources, Inc.

Red Mountain Resources, Inc. is a Dallas-based growth-oriented energy company engaged in the acquisition, development and exploration of oil and natural gas properties in established basins with demonstrable prolific producing zones. Currently, the Company has established acreage positions and production in the Permian Basin of West Texas and Southeast New Mexico and the onshore Gulf Coast of Texas. Additionally, the Company has an established and growing acreage position in Kansas. For more information, please go to www.RedMountainResources.com.